INFORMIX CORPORATION


                       EXHIBIT 11.1

        STATEMENT RE COMPUTATION OF EARNINGS PER SHARE

            (in thousands, except per-share data)



                                     FOR THE PERIODS ENDED
                                     ----------------------
                                     MARCH 31,     APRIL 2,
                                       1996          1995
                                     ----------  ----------
                                                    (Note)

Net income                           $  15,891   $  17,646


Weighted average outstanding
  shares (1)                           148,289     141,250

Net effect of outstanding options (1)    7,499       5,480
                                     ----------  ----------
Weighted average common and common
  equivalent shares outstanding (1)    155,788     146,730
                                     ==========  ==========

Net income per share (1)             $    0.10   $    0.12
                                     ==========  ==========


Fully diluted computation not presented since such amounts differ by less than 3 percent of the net income per share amounts shown above.


(Note) The unaudited quarterly data presented above applicable to the prior period has been restated to reflect the Company's business combination with Illustra Information
Technologies, Inc. as a pooling-of-interests.


(1) Share and per-share information applicable to prior period has been restated to reflect a two-for-one stock split (effected in the form of a stock dividend) which was effective June 26, 1995.